Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amedica Corporation
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 24, 2015 with respect to the audited financial statements of Amedica Corporation as of December 31, 2014 and for the year then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements. We also consent to the reference to us under the heading “Experts” in this Prospectus.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC
Salt Lake City, Utah
July 7, 2015